                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           HUMPHREY HOSPITALITY TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                        HUMPHREY HOSPITALITY TRUST, INC.

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on October 16, 2001

                           --------------------------

         The annual meeting of the shareholders (the "Annual Meeting") of Humphrey Hospitality Trust, Inc. (the "Company") will be held at The Marriott Baltimore Inner Harbor, 110 South Eutaw Street, Baltimore, Maryland 21201, on Tuesday, October 16, 2001, at 10:00 a.m., local time, for the following purposes:

         1. To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2002 or until their successors have been duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Only shareholders of the Company of record as of the close of business on August 20, 2001 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the nominees for election to the Board of Directors.

         In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.

                                         By Order of the Board of Directors,


                                         /s/ Steve H. Borgmann
                                         STEVE H. BORGMANN
                                         Executive Vice President and Secretary

Columbia, Maryland
September 13, 2001

                        HUMPHREY HOSPITALITY TRUST, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Humphrey Hospitality Trust, Inc. (the "Company") for use at the annual meeting of shareholders to be held on Tuesday, October 16, 2001 (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 7170 Riverwood Drive, Columbia, Maryland, 21046. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about September 13, 2001.

The Proxy Solicitation

     There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with various items of information that you may find useful in determining how to vote.

     The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by officers of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the space provided on the Proxy Card, or if no specification is made, it will be voted "for" the seven nominees for directors. In voting by proxy in regard to the election of the directors to serve until the 2002 annual meeting of shareholders or until their successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. Shareholders may not abstain with respect to the election of directors.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

     Each outstanding share of the Company's Common Stock, $.01 par value per share (the "Common Stock"), is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on August 20, 2001 will be entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments of the meeting. At the close of business on August 17, 2001, the Company had 11,200,831 shares of Common Stock outstanding.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under United States securities laws, the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, are required to report their ownership of the Common Stock and any changes in ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to file such reports by those due dates during the 2000 fiscal year.

     Based solely upon its review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors and executive officers and owners of more than 10% of the Common Stock during 2000.

                     OWNERSHIP OF THE COMPANY'S COMMON STOCK

     We summarize below the beneficial ownership of our Common Stock as of August 20, 2001. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds plus the number of shares of Common Stock that are issuable upon redemption of units of limited partnership interest ("Units") in Humphrey Hospitality Limited Partnership ("HHLP") held by that person. The Units may be tendered for redemption by the holder. In such event, the Units are redeemable for cash, or, at our option, shares of our Common Stock on a one-for-one basis.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock by (1) each person known to the Company to be the beneficial owner of more than five percent (5%) of our capital stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), (2) each director, (3) each executive officer of the Company and (4) all directors and executive officers as a group.

                                                     Amount and Nature
Name of Beneficial                                       of Beneficial                  Percent of
       Owner                                              Ownership                         Class
---------------------------                          ------------------                 ----------
Mark H. Tallman                                          1,091,350  (1)                    8.77%
P. O. Box 4397
Lincoln, NE  68504

James I. Humphrey, Jr.                                     729,403  (2)                    5.70% (2)

Paul J. Schulte                                            916,171  (3)                    7.37%

Steve H. Borgmann                                          880,386  (4)                    7.08%

Jeffrey M. Zwerdling                                       117,370  (5)                       *

Loren Steele                                                13,650                            *

Joseph Caggiano                                             26,000                            *

George R. Whittemore                                        94,051  (6)                       *

All directors and executive officers as a group
(7 persons)                                              2,777,031                        22.16% (2)

----------

*    Represents less than 1% of the outstanding shares of Common Stock.

(1) Based solely on information contained in Schedule 13G dated January 5, 2001 filed with the Securities Exchange Commission on January 11, 2001.

(2) Includes 708,798 shares of Common Stock issuable to Mr. Humphrey directly upon redemption of his Units and 20,605 shares issuable to Humphrey Hospitality Management, Inc. upon redemption of its Units. The total number of shares outstanding used to calculate the percentage ownership assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(3) Includes 29,500 shares of Common Stock owned by Mr. Schulte's wife. Also reflects his 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock.

(4) Also reflects Mr. Borgmann's 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock and his 30% ownership interest in Creston Super 8 Motel, Inc., which holds 196,856 shares of Common Stock.

(5) Includes 39,625 shares of Common Stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable).

(6) Includes 3,476 shares owned by Mr. Whittemore's wife and 500 shares that Mr. Whittemore has gifted to one of his children.

ITEM 1.    ELECTION OF DIRECTORS

Required Vote

         Under Virginia law and the Company's Articles of Incorporation and Bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum.

         No specific provisions of Virginia law, the Company's Articles of Incorporation or the Company's Bylaws address abstentions or broker non-votes. Brokers holding shares for beneficial owners ("Broker Shares") must vote those shares according to the specific instructions they receive from the owners. If you do not return your proxy or give your broker specific instructions, your broker may either (i) vote Broker Shares on routine matters, such as the election of directors, or (ii) leave Broker Shares unvoted. Broker Shares that are not voted will not be included in determining whether a quorum is present.

Nominees for Directors

         The shareholders elect each of the Company's directors at each annual meeting for a term of one year or until their respective successors are duly elected and qualified. The Board of Directors currently has set the number of directors constituting the Board of Directors at seven, all of whom will be elected at the Annual Meeting and four of whom are independent directors. Independent directors are directors who are not also employees or executive officers of the Company.

         The Company does not have a nominating committee, rather the entire Board of Directors chooses the director nominees.

         Each of the nominees is currently a director and has served continuously since the year he or she joined the Board. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies on the Proxy Card are expected to consult with management of the Company in voting the shares represented by the proxies. The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected.

     We provide below some background information on the three directors who are also officers of the Company, followed by information regarding the four independent directors.

     Paul J. Schulte, Director, Chairman of the Board and Chief Executive Officer. Mr. Schulte, age 67, was a founder, director and President of Supertel Hospitality, Inc. ("Supertel"). He joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Schulte has been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

Committee: Investment

     James I. Humphrey, Jr., Director, Vice Chairman of the Board, President/Chief Operating Officer and Treasurer. Mr. Humphrey, age 60, is President and sole shareholder of Humphrey Associates, Inc., and has held that position since 1978. Humphrey Associates, Inc. is a full-service real estate corporation. Mr. Humphrey also served as President of Humphrey Hotels, Inc. from 1989 to 1994. Mr. Humphrey is the Chairman and Chief Executive Officer and the majority shareholder of Humphrey Hospitality Management, Inc. ("HHM"), the lessee and manager of the Company's hotels. He currently serves on the Credit Assurance Review Committee of the Maryland Housing Fund and has served on the Governor's Housing Task Force in Maryland, the Maryland Housing Policy Commission and the Maryland International Division Private Sector Advisory Council. Mr. Humphrey is a graduate of the University of Maryland and obtained an M.B.A. degree from Loyola College. Mr. Humphrey has served continuously as director of the Company since November 1994. Until the merger of Supertel and the Company, Mr. Humphrey also served as the Chairman of the Board and Chief Executive Officer of the Company.

Committee: Investment

     Steve H. Borgmann, Director, Executive Vice President and Secretary. Mr. Borgmann, age 56, was a founder, director and the Executive Vice President of Supertel. He joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Borgmann has been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978. Mr. Borgmann received a Bachelor of Science degree from the University of Nebraska - Lincoln in 1969.

Committee: Investment

     Jeffrey M. Zwerdling, Esq., Director. Mr. Zwerdling, age 56, is Managing Partner at the law firm of Zwerdling and Oppleman in Richmond, Virginia. Mr. Zwerdling specializes in commercial real estate law and general litigation. He is currently President and a director of The Corporate Center, the owner of a 225,000 square foot office park complex located in Richmond, Virginia. Mr. Zwerdling is a graduate of Virginia Commonwealth University and obtained his J.D. degree from William & Mary Law School. Mr. Zwerdling has served as a director of the Company since November 1996.

Committee: Audit

     George R. Whittemore, Director. Mr. Whittemore, age 51, is Senior Vice President of Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation. Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. In October 1996, he was named a Senior Vice President of Anderson & Strudwick, Incorporated, which served as underwriter for the Company's public stock offerings. Mr. Whittemore is also a consultant to Mills Management II, Inc., which is the manager and a member of a privately-held limited liability company that was formed to, among other things, acquire hotels that are substantially similar to the hotels owned by the Company. Mr. Whittemore has served as a director of the Company since November 1994.

Committee: Audit

     Loren Steele, Director. Mr. Steele, age 61, is Vice Chairman and Chief Executive Officer of The Rivett Group, L.L.C., an owner and operator of motel properties based out of Aberdeen, South Dakota. He is past Chairman of the International Franchise Association. From 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc., the franchisor of Super 8 Motels. He served as a director of Supertel from February 1994 to October 1999. He joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company.

Committee: Investment

     Joseph Caggiano, Director. Mr. Caggiano, age 75, retired, served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc. from 1991 through December 31, 1998. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs, an advertising and public relations firm. Mr. Caggiano is also a director of First Omaha Funds. He served as a director of Supertel from February 1994 to October 1999. He joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company.

Committee: Audit

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                           "FOR" EACH OF THE NOMINEES

Director Meetings

     The business of the Company is under the general management of its Board of Directors as provided by the Company's Bylaws and the laws of Commonwealth of Virginia, the Company's state of incorporation. The Company's Bylaws provide that a majority of members of the Board of Directors must be independent directors. There are presently seven directors, including four independent directors. The Board of Directors held eight meetings in 2000.

     The Company has an Investment Committee and an Audit Committee of its Board of Directors. The Company may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Investment Committee

     The Investment Committee currently consists of Messrs. Schulte, Borgmann, Steele and Humphrey. The Investment Committee reviews potential hotel acquisitions, visits the sites of proposed hotel acquisitions, reviews the terms of proposed percentage leases for proposed hotel acquisitions and makes recommendations to the Board of Directors with respect to proposed acquisitions. Any acquisition, investment or purchase of property involving a total purchase price of $3 million or more requires the approval of the Board of Directors, and any transaction or series of related transactions involving less than such amount may be effected by the Chief Executive Officer of the Company, or his designee, without Board approval. The Investment Committee held one meeting in 2000.

Audit Committee

     The Audit Committee currently consists of Messrs. Caggiano, Zwerdling and Whittemore. All members of the Audit Committee are "independent" within the meaning of the Nasdaq Stock Market standards. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held four meetings during 2000. The Board of Directors has adopted a written charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee's report is included on page 10.

                              DIRECTOR COMPENSATION

     Each director receives $20,000 per year for serving as a director.

                         EXECUTIVE OFFICER COMPENSATION

     The Company does not pay its executive officers any compensation other than the compensation that they receive as directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Mr. Humphrey

     The Company and its subsidiaries have entered into a number of transactions with Mr. Humphrey and his affiliates. Mr. Humphrey is the majority shareholder of HHM. HHM and is subsidiaries are lessees and managers of the Company's hotels.

     Leases and Right of First Opportunity. During 2000, the Company's subsidiaries and HHM were parties to percentage leases with respect to each hotel owned by the Company. Each lease has a non-cancelable initial term of ten years, and may be renewed for an additional term of five years at HHM's option, subject to earlier termination upon the occurrence of defaults thereunder and certain other events described therein. Pursuant to the terms of the percentage leases, HHM is required to pay base rent and percentage rent on the revenue of the hotels and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of rent, operating and other expenses. Payments of rent under the leases constitute substantially all of the Company's revenue. For the period January 1, 2000 through December 31, 2000, HHM paid an aggregate of $32,844,000 in rent under the hotel leases and reported a net loss of approximately $2.4 million. The Company has granted HHM a right of first opportunity to lease and manage hotels acquired or developed by the Company.

     In March 2001, the Company announced that it had been advised by HHM that HHM had incurred, and expects to continue to incur, losses from the leasing and operation of the Company's hotels. HHM cited several adverse factors giving rise to the continued losses and requested relief from the Company in the form of substantial reductions in the rent paid to the Company under the leases. In the absence of such relief, HHM indicated that it would be unable to continue to lease and operate the Company's hotels. In March 2001, the Company's board of directors formed a committee of independent directors and engaged an outside financial advisor to evaluate the information it had reviewed from HHM and to explore alternatives available to the Company. Based on information received from HHM, the Company believes these matters could result in a substantial decline in the Company's funds from operations and net income.

     In July 2001, the Company announced that the committee of independent directors had completed its initial review of strategic alternatives, and had approved the formation of a taxable REIT subsidiary ("TRS"). The Company intends to lease the Hotels to the proposed TRS before year-end 2001, and to terminate all remaining leases with HHM. A letter of intent has been executed with HHM which contemplates that the TRS will enter into four-year management agreements with HHM to manage the hotels for a fee. Subject to franchisor approval, the TRS intends to become the franchisee for each of the Company's hotels. The Company, or its TRS, plans to pay HHM $1.8 million as consideration for its assignment of the remaining hotel leases and termination of the right of first refusal to lease hotels acquired by the Company in the future.

     Guaranties by Mr. Humphrey. At December 31, 2000, Mr. Humphrey guarantied the payment of interest and principal on $2 million of the Company's outstanding long-term debt. The debt is secured by 15 of the Company's hotels. The Company has agreed to indemnify Mr. Humphrey with respect to such guaranty.

     Franchise Agreements. HHM holds the franchise licenses for the Company's hotels. During 2000, HHM paid franchise fees to franchisors of the Company's hotels in the aggregate amount of approximately $4,557,000.

     Non-Competition Agreement and Option Agreement. Pursuant to a Non-Competition Agreement among Mr. Humphrey, Humphrey Associates, Inc., and the Company, dated November 29, 1994, while Mr. Humphrey is an officer or director of the Company or has any ownership interest in the Company, and for five years thereafter, neither Mr. Humphrey nor any affiliate of Mr. Humphrey will acquire, develop, own, operate, manage or have any interest in any hotel that is within 20 miles of a hotel in which the Company or the Company's partnerships have invested. The 20-mile prohibition may be waived by the Company's independent directors if they determine that such development, ownership, management, or operation will not have a material adverse affect on the operations of one or more of the hotels in which the Company has invested.

     Pursuant to an Option Agreement among Mr. Humphrey, Humphrey Associates, Inc. and the Company, the Company will have an option to acquire any hotels acquired or developed by Mr. Humphrey or any affiliate of Mr. Humphrey. At any time during 12 months after a hotel is acquired by, or after the opening of a hotel developed by Mr. Humphrey or any affiliate of Mr. Humphrey, the Company may purchase the applicable hotel under the option for a price equal to the fair market value of the hotel, as determined by independent third-party appraisal, but in no event less than the sum of the following:

     .    acquisition or development costs paid to unaffiliated third parties,

     .    capitalized interest expense,

     . the amount of equity investment in the hotel, including the cash investment or advances of Mr. Humphrey and his affiliates, if any (to the extent not described above), and

     . a cumulative, non-compounded return on the equity investment not to exceed the prime rate, as reported by The Wall Street Journal, Eastern Edition, plus five percent (less any net cash flow received by Mr. Humphrey or his affiliates with respect to such equity investment).

     The Company currently anticipates that any such acquired or developed hotel will have achieved stabilized operating revenue before the Company would consider purchasing such hotel from Mr. Humphrey or his affiliates. All transactions to acquire additional properties and any and all transactions between the Company and its affiliates and Mr. Humphrey or his affiliates must be approved by a majority of the Company's directors, including a majority of its independent directors. In addition, the Option Agreement provides that in the event HHLP acquires a hotel from Mr. Humphrey or any of his affiliates in connection with the Company's issuance of additional securities, Mr. Humphrey or the affiliates shall have the option to receive part or all of the purchase price for such property in additional Units, provided that his and the affiliates' interests in the HHLP shall not exceed 28.54% of the total limited partnership interest in the HHLP. In addition, Mr. Humphrey has agreed that neither he nor any of his affiliates will receive any brokerage commissions or other fees with respect to any hotels purchased by the Company from Mr. Humphrey or his affiliates.

     Financial and Administrative Services Agreement with HHM. On September 26, 2000, the Board of Directors approved a Financial and Administrative Services Agreement (the "New Agreement") between the Company and HHM which combined the terms of the existing Services Agreement, Acquisition and Finance Fee Agreement, and Capital Fee Agreement. The New Agreement was effective retroactively to January 1, 2000.

     HHM provides the Company with accounting and reporting services pursuant to the New Agreement. Under the New Agreement, HHM provides real estate portfolio management and administrative services for a total annual fee of $1,050,000, an increase of $750,000 from the previous annual fee of $300,000. For the year ended December 31, 2000 and the six months ended June 30, 2001, the Company paid an aggregate of $1,575,000 in administrative fees to HHM pursuant to the New Agreement.

     HHM also provides capital improvement supervisory services to the Company pursuant to the terms of the New Agreement. Fees for such services equal 9% of the total cost of the capital improvements, including furniture, fixture, and equipment purchases. For the year ended December 31, 2000 and the six months ended June 30, 2001, the Company incurred related fees totaling approximately $789,500.

     Under the New Agreement, the Company pays HHM for services related to acquiring, disposing and financing Company property. The fee, payable in Units, is equal to 1% of the gross sales price for acquisitions or dispositions, or 0.25% of the financing amount. The payment of any such fees is due within 60 days of the respective closing date. As a result of financing and acquisition activity during the year ended December 31, 2000 and the six months ended June 30, 2001, HHM, under the terms of the New Agreement, earned a total fee of approximately $150,000. The fee was paid through the issuance of 20,605 Units.

     HHM, through its wholly-owned subsidiary, Supertel Hospitality Management, leases an office building in Norfolk, Nebraska owned by the Company at a current rental rate of approximately $103,000. The lease provides for annual rent increases of 2.5%.

Relationships Between the Company and Messrs. Schulte and Borgmann

     Guaranties by Messrs. Schulte and Borgmann. At December 31, 2000, Messrs. Schulte and Borgmann guarantied the payment of interest and principal on $5 million of the Company's outstanding long-term debt. The debt is secured by 10 of the Company's hotels. The Company has agreed to indemnify Messrs. Schulte and Borgmann with respect to such guaranties.

     Non-Competition Agreement and Option Agreement. Mr. Schulte and Mr. Borgmann have also entered into Non-Competition Agreements with the Company. Pursuant to those agreements, while Mr. Schulte or Mr. Borgmann is an officer or director of the Company or has any ownership interest in the Company, and for five years thereafter, neither he nor his affiliates will acquire, develop, own, operate, manage or have any interest in any hotel that is within 20 miles of a hotel in which the Company or the Company's partnerships have invested. The 20-mile prohibition may be waived by the Company's independent directors if they determine that such development, ownership, management or operation will not have a material adverse effect on the operations of one or more of the hotels in which the Company has invested. In addition, Mr. Schulte and Mr. Borgmann have agreed that neither they nor any of their affiliates will receive any brokerage commissions or other fees with respect to hotels purchased by the Company.

                                PERFORMANCE GRAPH

     The following graph compares the change in the Company's total shareholder return on shares of the Common Stock for the period December 31, 1995 through December 31, 2000 with the changes in the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 per share of the Common Stock and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of publicly traded REITs that focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.


                                    [GRAPH]

                            Total Return Performance

                                                            Period Ending
                                    ----------------------------------------------------------------
Index                               12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
----------------------------------------------------------------------------------------------------
Humphrey Hospitality Trust, Inc.      100.00     112.17     163.55     137.96     126.38     129.09
S&P 500                               100.00     122.86     163.86     210.64     254.97     231.74
SNL Hotel REITs                       100.00     152.80     200.33      99.05      76.93     110.07

                             AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Reznick, Fedder & Silverman ("Reznick"), the Company's independent accountants for the fiscal year ended December 31, 2000.

     Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Reznick.

     The Audit Committee has discussed with Reznick the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

     The Audit Committee has also received the written disclosures and the letter from Reznick relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Reznick that firm's independence from the Company.

     The Audit Committee reviewed the aggregate fees billed by Reznick for professional services rendered during the fiscal year ended December 31, 2000. During the 2000 fiscal year, Reznick billed the following amounts to the
Company:

            Fee Type:                                            Fees Billed:
            ---------                                            ------------
            Audit Fees                                              $ 88,028
            Financial Information Systems Design
              and Implementation Fees                                     --
            All Other Fees                                            83,019
                                                              ---------------
                Total 2000 Fiscal Year Fees                         $171,047
                                                              ===============

     The Audit Committee has determined that the provision of the non-audit services performed by Reznick during the 2000 fiscal year is compatible with maintaining Reznick's independence from the Company.

     Based upon the Audit Committee's discussions with management and Reznick and the Audit Committee's review of the representation of management and the report of Reznick to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

     On January 11, 2001, the Audit Committee determined to dismiss Reznick as the Company's principal audit firm and to engage KPMG LLP to serve as the Company's new principal audit firm for the year ending December 31, 2001. KMPG LLP will also review the Company's quarterly interim financial information.

                                   THE AUDIT COMMITTEE

                                   Joseph Caggiano
                                   Jeffrey M. Zwerdling
                                   George R. Whittemore

July 19, 2001

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     On April 20, 2001, the Company engaged the international firm of KPMG LLP ("KPMG") to serve as the Company's new principal audit firm for the year ending December 31, 2001, and, accordingly, dismissed Reznick. KPMG will also review the Company's quarterly interim financial information. The decision to engage KPMG and dismiss Reznick was approved by the Audit Committee of the Board of Directors on January 11, 2001.

     Reznick's reports on the Company's consolidated financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion or a modification or qualification as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years ended December 31, 2000, and 1999, and for the period from December 31, 2000, through April 20, 2001, there was no disagreement with Reznick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Reznick, would have caused Reznick to make reference to the subject matter of the disagreements in connection with its reports. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) during the Company's two most recent fiscal years ended December 31, 2000, and 1999, and for the period December 31, 2000, through April 20, 2001.

     KPMG previously acted as the principal audit firm for Supertel which merged with the Company on October 26, 1999. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," Supertel was considered the acquiring enterprise for financial reporting purposes.

     Prior to April 20, 2001, the Company did not consult with KPMG regarding
(i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered by KPMG or (iii) any matter that was the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)). The Company has requested that Reznick and KPMG review the above statements and has provided Reznick and KPMG with the opportunity to furnish the Company with a letter containing any new information with respect to, clarification of, or disagreements with, the above statements.

     Representatives of Reznick and KPMG are not expected to be present at the Annual Meeting.

                         SHAREHOLDER PROPOSALS FOR 2002

     The Board of Directors will make provisions for the presentation of appropriate proposals by shareholders at the 2002 annual meeting of shareholders of the Company, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. Shareholder proposals intended to be submitted for presentation at the 2002 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 1, 2001 for inclusion in the Company's proxy statement and the form of proxy relating to such annual meeting.

                                  OTHER MATTERS

     As of the date of this proxy statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 7170 Riverwood Drive, Columbia, Maryland 21046 telephone (443) 259-4900, additional copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and financial statement schedules filed by the Company with the SEC.

                                      By Order of the Board of Directors,

                                      /s/ Steve H. Borgmann

                                      STEVE H. BORGMANN
                                      Executive Vice President and Secretary

September 13, 2001

                                                                      Appendix A

                        CHARTER OF THE AUDIT COMMITTEE OF
                        HUMPHREY HOSPITALITY TRUST, INC.

     Pursuant to Section 13.1-689 of the Virginia Stock Corporation Act and
Article IV, Section 1 of the Third Amended and Restated Bylaws of Humphrey Hospitality Trust, Inc., incorporated under the laws of the Commonwealth of Virginia (the "Corporation"), the following shall constitute the Charter of the Audit Committee (the "Charter") of the board of directors of the Corporation:

I.   ORGANIZATION

     There shall be constituted a standing committee of the board of directors of the Corporation (the "Board") to be known as the audit committee (the "Audit Committee"). The Audit Committee shall be wholly composed of directors of the Corporation who are "independent" within the meaning of the Rules of the Nasdaq Stock Market, Inc., (the "Nasdaq") (the "Independent Directors").

II.  STATEMENT OF POLICY

     The Audit Committee shall assist the Board in fulfilling its responsibility to the Corporation's shareholders relating to corporate accounting and reporting practices of the Corporation, and to the quality and integrity of the financial statements of the Corporation.

III. PURPOSE, OBJECTIVES AND DUTIES

     The primary function of the Audit Committee shall be to assist the Board in fulfilling its oversight responsibilities by reviewing and overseeing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary objectives include providing an independent, direct and open avenue of communication among the Corporation's independent accountants, management, the staff performing the function of an internal auditing department (the "Internal Auditing Staff") and the Board; serving as an independent and objective party to review the Corporation's financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation's accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation's independent accountants and the Internal Auditing Staff; and reviewing the adequacy of such Internal Auditing Staff and the efficiency and effectiveness of the internal audit function. Further, the Audit Committee's primary duties and responsibilities shall specifically include:

  . Discussing and reviewing with the Corporation's independent accountants their ultimate accountability to the Board and the Audit Committee;

  . Sharing with the Board the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement);

  . Ensuring that the Corporation's independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Corporation; and

  . Engaging actively in a dialogue with the Corporation's independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

IV.  COMPOSITION AND SELECTION

     4.1 The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an Independent Director in accordance with Article I hereof. All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Rules of the Nasdaq. Furthermore, at least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the Rules of the Nasdaq.

     4.2 The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board and shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

     4.3 The duties and responsibilities of a member of the Audit Committee contained herein shall be in addition to those duties otherwise required for a member of the Board.

V.   MEETINGS

     The Audit Committee shall meet at least 2 times annually, or more frequently as circumstances dictate and shall report to the Board following each meeting of the Audit Committee at the next regularly scheduled meeting of the Board or sooner, as circumstances may dictate. As part of its primary duty and responsibility to foster independent, direct and open communications pursuant to
Section III herein above, the Audit Committee shall meet at least annually with
-----------
the Corporation's management, the members of the Corporation's Internal Auditing Staff and the Corporation's independent accountants in separate executive sessions to discuss any matters, if any, that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Chairman of the Audit Committee or his duly appointed designee shall meet in person or by telephone with the Corporation's independent accountants and the Corporation's chief financial officer or other designee quarterly to review the Corporation's financial statements, consistent with Section VI below.
                                      ----------

VI.  RESPONSIBILITIES AND DUTIES

     To fulfill its primary objectives, responsibilities and duties hereunder, the Audit Committee should undertake the following:

6.1  Documents/Reports Review
     ------------------------

a) Review and update this Charter periodically, and at least annually.

b) Review the Corporation's annual financial statements and related notes thereto and any reports or other financial information submitted to any governmental body or the public, including any certification, report, analysis, opinion, or review rendered by the independent accountants.

c) Review the regular internal reports to the Corporation's management prepared by the Internal Auditing Staff and management's response.

d) Review filings made with the Securities and Exchange Commission (the "SEC") and other published documents containing the Corporation's financial statements and consider whether the information contained in such documents is consistent with the information contained in the Corporation's financial statements.

e) Include in the Corporation's proxy or information statements relating to annual meetings of shareholders at which directors are to be elected (or special meetings or written consents in lieu of such meetings), a report of the Audit Committee that complies with the SEC's regulations for such reports.

6.2  Independent Accountants
     -----------------------

f) Recommend to the Board the selection of the Corporation's independent accountants; consider the independence and effectiveness of such independent accountants, and approve the fees and other compensation to be paid to such independent accountants and the range and, cost of audit and non-audit services performed by the independent accountants. On an annual basis, the Audit Committee shall review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation, in order to determine such independent accountants' independence.

g) Review the performance of the Corporation's independent accountants and make recommendations to the Board regarding any appointment or termination of such independent accountants when circumstances warrant.

h) Periodically consult with the Corporation's independent accountants, out of the presence of the Corporation's management, about the Corporation's internal controls and the fullness and accuracy of the Corporation's financial statements.

6.3  Financial Reporting Process
     ---------------------------

i) In consultation with the Corporation's independent accountants and the Corporation's Internal Auditing Staff review the integrity of the Corporation's financial reporting processes, both internal and external; confer with the independent accountants and Internal Auditing Staff concerning the scope of their examinations of the books and records of the Corporation and its subsidiaries; review and approve the independent accountants' annual engagement letter; review and approve the Corporation's annual audit plans and budgets; direct the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

j) Consider the Corporation's independent accountant's judgments about the quality and appropriateness of the Corporation's accounting principles, standards and practices as applied in its financial reporting.

k) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles, standards and practices as suggested by the Corporation's independent accountants, management, or Internal Auditing Staff.

l) Consider, in consultation with the Corporation's independent accountants and the Internal Auditing Staff, the audit scope and plan of the Internal Auditing Staff and the independent accountants.

6.4  Process Improvement
     -------------------

m) Establish regular and separate systems of reporting to the Audit Committee by the Corporation's management, the independent accountants and the Internal Auditing Staff regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

n) Following completion of the Corporation's annual audit, review separately with the Corporation's management, the independent accountants and the Internal Auditing Staff any significant difficulties encountered during the course of the audit, including (i) any restrictions on the scope of work or access to required information, and (ii) the nature and extent of any significant changes in accounting principles or the application therein.

o) Review any significant disagreement among the Corporation's management and its independent accountants or the Internal Auditing Staff in connection with the preparation of the Corporation's financial statements.

p) Review with the Corporation's independent accountants, the Internal Auditing Staff and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

q) Inquire of the Corporation's management, the Internal Auditing Staff, and the independent accountants about significant risks or exposures and assess the steps that management has taken to minimize such risks to the Corporation.

r) Review with the Corporation's Internal Auditing Staff and the independent accountants, the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts, and effective use of audit resources.

VII. CONSISTENCY WITH ARTICLES

     To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Corporation, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

VIII. CERTIFICATION

     This Charter of the Audit Committee was duly approved and adopted by the Board of the Corporation on the 25th day of May, 2000.


                                         /s/ Paul J. Schulte
                                         Paul J. Schulte, Chairman of the Board

PROXY
                       HUMPHREY HOSPITALITY TRUST, INC.
                   7170 Riverwood Drive, Columbia, MD 21046
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Steve H. Borgmann as proxy with the power to appoint such person's substitute, and hereby authorizes him to vote, as designated below, all the shares of common stock of Humphrey Hospitality Trust, Inc. held of record by the undersigned on August 20, 2001, at the annual meeting of shareholders to be held on October 16, 2001 or any adjournment thereof.

(1)  Election of Directors
   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

 [ ] TERM EXPIRING 2002--FOR ALL NOMINEES LISTED BELOW: Paul J. Schulte; James
     I. Humphrey, Jr.; Steve H. Borgmann; Jeffrey Zwerdling; George R. Whittemore; Loren Steele; Joseph Caggiano

 [ ] WITHHOLD AUTHORITY to vote for all nominees.

(2) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Please date and SIGN on the reverse side)

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all nominees for director.

DATED: _______________ , 2001

Please sign exactly as name appears in left. When shares are held by joint tenants, both should sign. If signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        _______________________________________
                                         Signature

                                        _______________________________________
                                         Signature (if held jointly)


 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.